Ohr Pharmaceutical, Inc. 8-K

Exhibit 99.1

Ohr Pharmaceutical Prices $25,000,000 Public Offering of Common Stock

NEW YORK, February 6, 2015 -- Ohr Pharmaceutical, Inc. (Nasdaq: OHRP), an ophthalmology research and development company, announced the pricing of its previously announced underwritten public offering of 3,703,704 million shares of its common stock at a public offering price of $6.75 per share for gross proceeds of approximately $25 million, before deducting estimated underwriting discounts and commissions and other estimated offering expenses. Ohr has also granted the underwriters a 30-day option to purchase up to an additional 555,555 shares of common stock from Ohr to cover overallotments, if any, which would result in additional gross proceeds of approximately $3.8 million if exercised in full. Ohr intends to use the net proceeds from the public offering to fund clinical trials of OHR-102, the development of its preclinical pipeline, and other general corporate purposes. The offering is expected to close on February 11, 2015, subject to customary closing conditions.

Cowen and Company, LLC is acting as the sole book running manager. Brean Capital, LLC and LifeSci Capital LLC are acting as co-managers of the offering, and Roth Capital Partners is acting as a financial advisor on the transaction.

The securities described above are being offered pursuant to a shelf registration statement on Form S-3 (File No.333-201638), declared effective by the Securities and Exchange Commission (SEC) on January 21, 2015. A preliminary prospectus supplement, with an accompanying prospectus, relating to the offering was filed with the SEC on February 5, 2015. The securities may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A final prospectus supplement and an accompanying prospectus related to the offering will be filed with the SEC on February 6, 2015.

Copies of the preliminary prospectus supplement and accompanying prospectus relating to the offering may be obtained from Cowen and Company, LLC (c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, Phone: 631-274-2806, Fax: 631-254-7140). An electronic copy of the prospectus supplement and accompanying documents relating to the offering is available on the SEC website at www.sec.gov.

Before investing in the offering, you should read in their entirety the prospectus supplement and the accompanying prospectus and the other documents that Ohr has filed with the SEC that are incorporated by reference in the prospectus supplement and the accompanying prospectus, which provide more information about Ohr and the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Ohr Pharmaceutical, Inc.

Ohr Pharmaceutical, Inc. (OHRP) is an ophthalmology research and development company. The company's lead product, Squalamine, is currently being studied as an eye drop formulation (OHR-102) in several company sponsored and investigator sponsored Phase II clinical trials for various back-of-the-eye diseases, including the wet form of age-related macular degeneration, retinal vein occlusion, diabetic macular edema, and proliferative diabetic retinopathy. In addition, Ohr has a sustained release micro fabricated micro-particle ocular drug delivery platform with several preclinical drug product candidates in development for glaucoma, steroid-induced glaucoma, ocular allergies, and protein drug delivery. The company also has a research agreement with Alcon on a sustained release program. Additional information on the company may be found at www.ohrpharmaceutical.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are made only as the date thereof, and Ohr Pharmaceutical undertakes no obligation to update or revise the forward-looking statement whether as a result of new information, future events or otherwise. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the future success of our scientific studies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments, the financial resources available to us, and general economic conditions. Shareholders and prospective investors are cautioned that no assurance of the efficacy of pharmaceutical products can be claimed or assured until final testing; and no assurance or warranty can be made that the FDA or Health Canada will approve final testing or marketing of any pharmaceutical product. Ohr's most recent filings with the SEC discuss some of the important risk factors that may affect our business, results of operations and financial condition. We disclaim any intent to revise or update publicly any forward-looking statements for any reason.

CONTACT:

Investor Relations

888-388-2327

ir@ohrpharmaceutical.com

LifeSci Advisors, LLC

Michael Wood

646-597-6983

mwood@lifesciadvisors.com